                                                Filed pursuant to Rule 424(b)(1)
                                                      Registration No. 333-57919


PROSPECTUS

                              CONCENTRA CORPORATION

                              470,589 Common Shares
                         Par Value of $.00001 Per Share
                              -------------------

           This Prospectus relates to up to 470,589 shares of common stock, $.00001 par value per share (the "Shares"), of Concentra Corporation (the "Company"), which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders").

           The Shares to be registered hereby are to be offered for the account of the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

           The common stock, $.00001 par value per share, of the Company (the "Common Stock") is quoted on the Nasdaq Stock Market under the symbol CTRA. The average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on June 24, 1998 was $4.125 per share of Common Stock.



                                   --------
     THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK
                               SEE "RISK FACTORS"
                                   --------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------

              Price             Underwriting discounts        Proceeds to
              to Public(1)      and commissions               Selling Stockholders
              -----------       ----------------------        --------------------

Per Unit      $4.125            Not Applicable                $4.125
-------

Total         $1,941,179.60     Not Applicable                $1,941,179.60
-----


           (1) Estimated solely for purposes of completing this table, based upon the average of the high and low prices reported on June 24, 1998, as reported on the Nasdaq Stock Market.




                  The date of this Prospectus is July 6, 1998.

                              AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

           The Common Stock is traded on the Nasdaq Stock Market. Reports, proxy statements and other information concerning the Company filed with the Nasdaq Stock Market can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

           1.    Annual Report on Form 10-K for the fiscal year ended March 31,
1998;

           2. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A; and

           3.    The Company's Proxy Statement dated May 12, 1998.

           All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering of the Shares offered hereby, shall be deemed to be incorporated by reference into this Prospectus from their respective dates of filing.

           Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

           No person has been authorized to give any information or to make any representation other than as contained herein in connection with these matters, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery hereof nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the facts therein set forth since the date hereof. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the securities offered by this Prospectus or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation.

           The Company will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be addressed to Concentra Corporation, 21 North Avenue, Burlington, Massachusetts 01803, Attention: Alex N. Braverman, Chief Financial Officer, telephone number:
(781) 229-4600.

           The Private Securities Litigation Reform Act of 1995 contains certain safe harbors regarding forward-looking statements. From time to time, information provided by the Company or statements made by its directors, officers or employees may contain "forward-looking" information subject to numerous risks and uncertainties. Any statements made in this registration statement, including any statements incorporated herein by reference that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the Company's market and customers, the Company's objectives and plans for future operations and products and the Company's expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and, accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the Company's products; the rate of growth in the industries of the Company's products; the presence of competitors with greater technical, marketing and financial resources; the Company's ability to promptly and effectively respond to technological change to meet evolving customer needs; capacity and supply constraints or difficulties; and the Company's ability to successfully expand its operations. For a further discussion of these and other significant factors to consider in connection with forward-looking statements, reference is made to the discussion in this registration statement under the heading "Risk Factors."

           The Company has filed with the Commission a registration statement (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement and to the exhibits and schedules thereto.


                                   THE COMPANY

           The Company was incorporated under the laws of Delaware in 1984 as ICAD, Inc. and changed its name to Concentra Corporation in 1995. Unless the context otherwise requires, references herein to the "Company" include Concentra Corporation and its subsidiaries. The Company's principal executive offices are located at 21 North Avenue, Burlington, Massachusetts 01803. Its telephone number is (781) 229-4600.

           See the description of the Company's business in Part I, Item 1, "Business" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 which is incorporated herein by reference.

                                  RISK FACTORS

           See "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 which is incorporated herein by reference.

                                 USE OF PROCEEDS

           The Company will not receive any proceeds from the sale of the Shares being offered hereby; nor will such proceeds be available for the Company's use or benefit.

                            SELLING SECURITY HOLDERS

           The following table provides certain information with respect to the Selling Stockholders and their beneficial ownership of securities of the Company, including information as to the Shares being registered on behalf of the Selling Stockholders for sale by them. As reported by the Selling Stockholders in a Schedule 13d mailed to the Company by the Selling Stockholders under cover dated May 8, 1998, Austin W. Marxe and David M. Greenhouse have sole voting and dispositive power with respect to the shares beneficially owned by the Selling Stockholders.



Name of                                     Number of Shares to be          Total Beneficial Ownership      Total Percentage
Selling Stockholder (1)                     Registered Hereunder            Prior to Offering Hereunder     Owned Prior to Offering
-----------------------                     --------------------            ---------------------------     -----------------------

Special Situations Fund III L.P.            145,000                                288,750                         4.7%

Special Situations Cayman Fund L.P.          45,000                                103,900                         1.7%

Special Situations Private Equity Fund      235,000                                235,000                         3.9%

Special Situations Technology Fund L.P.      45,589                                122,289                         2.0%


           (1) None of the Selling Stockholders, or their representatives, has held any office or position with the Company during the last three years.

                              PLAN OF DISTRIBUTION

           The Company is advised that, pursuant to the terms of this Prospectus, the Selling Stockholders are offering from time to time, in whole or in part, an aggregate of 470,589 shares of Common Stock for resale hereunder for their own account at such prices and on such terms as are available at the time of sale. The proceeds from any sales of Shares offered hereby by the Selling Stockholders will not be received by the Company.

           The Company understands that any distribution of securities by the Selling Stockholders, or by pledgees, donees, transferees or their successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed, re-allowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions, in special offerings, in exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means.

           The Selling Stockholders and underwriters, brokers, dealers or agents, upon effecting the sale of the Shares, may be deemed to be an underwriter, as that term is defined by the Securities Act and any profit on any resale of securities may be deemed to be underwriting discounts and commissions.

           In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

           The Company will file during any period in which offers or sales are being made one or more post-effective amendments to the Registration Statement of which this Prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change in such information.

                                  LEGAL MATTERS

           The legality of the Shares offered hereby has been passed upon for the Company by Peabody & Arnold LLP, 50 Rowes Wharf, Boston, Massachusetts 02110. William E. Kelly, a director and Secretary of the Company, is a partner in Peabody & Arnold LLP.


                                     EXPERTS

           The consolidated financial statements of the Company and its consolidated subsidiaries incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

           The Restated Certificate of Incorporation of the Company contains provisions which grant broad rights of indemnification to the officers and directors of the Company. The Company has also entered into indemnification agreements with each of its executive officers and directors containing additional provisions of indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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           No dealer, sales representative or any other person
has been authorized to give information or make any
representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made,
such information or representation must not be relied upon as                     470,589 SHARES
having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the
Company since the date hereof or that the information contained                 CONCENTRA CORPORATION
herein is correct as of any time subsequent to the date hereof.                    COMMON STOCK




                  TABLE OF CONTENTS
                                              Page
Available Information........................   2                                 ----------
Incorporation of Certain Documents                                                PROSPECTUS
 by Reference................................   2                                 ----------
The Company..................................   3
Risk Factors.................................   3
Use of Proceeds..............................   3
Selling Security Holders.....................   3
Plan of Distribution.........................   4
Legal Matters................................   4
Experts......................................   4
Disclosure of Commision Position on
 Indemnification for Securities Act                                               July 6, 1998
 Liabilities.................................   4

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